SUPPLEMENT TO MARCH 16, 1995 AGREEMENT

Date:     July 1, 1995

Parties:  Techne Corporation, a
	  Minnesota corporation
	  614 McKinley Place N.E.
	  Minneapolis, MN  55413

	  Roger C. Lucas, Ph.D.
	  614 McKinley Place N.E.
	  Minneapolis, MN  55413

Recitals:

     A. Techne Corporation ("Techne") and Dr. Roger C. Lucas are parties to an Agreement dated March 16, 1995 (the "Agreement") whereby Dr. Lucas agreed to be employed by Techne on a part-time basis from July 1, 1995 through June 30, 1997.

     B. Techne and Dr. Lucas have determined that greater efforts and involvement by Dr. Lucas in Techne's affairs will be requird than was con-templated at the time of execution of the Agreement.

     C.  Techne and Dr. Lucas wish to modify certain terms of the Agreement.

Agreements:

     Techne and Dr. Lucas hereby agree as follows:

     1. Subject to his annual reelection as a director by the shareholders of Techne, Dr. Lucas shall be elected by the Board of Directors as Vice Chairman and as Senior Scientific Adviser to the Board of directors.

     2. Dr. Lucas shall be employed to work for Techne for approximately 50% of his normal working time with responsibility for the investigation and development of new business opportunities for Techne. During the period of employment in such capacity, Dr. Lucas shall be paid at the rate of $200,000 per year in accordance with the normal payroll practices of the Company.

     3. During the period of his employment pursuant to this Supplement, Dr. Lucas shall be provided access from his home office to Techne's computer system services, secretarial support necessary to perform his duties and a travel and conference budget sufficient to support his pursuit of new business opportunities and networking through professional meetings. During such period, Dr. Lucas shall also receive such benefits and have such rights as are provided in the Agreement.

     4. Techne shall grant Dr. Lucas an option to purchase 50,000 shares of its Common Stock in accordance with the terms of a Stock Option Agreement delivered simultaneously herewith.

     5. The employment and other provisions of this Supplement, with the exception of the Stock Option Agreement which shall be governed and shall terminate only in accordance with its own terms, may be terminated with or without cause by either party upon 30 days notice to the other party. Unless terminated earlier pursuant to such a notice, the employment and other provisions of this Supplement, except as to the Option Agreement, shall terminated as of June 30, 1998, provided that such date may be extended by agreement of the parties.

     6. Upon termination of his employment pursuant to this Supplement, Dr. Lucas shall be employ by Techne and have all of the rights and benefits to which he is entitled under the Agreement provided that the two year Employ-ment Period of Section 3 of the Agreement originally scheduled to commence July 1, 1995 shall commence on the date of termination of employment under this Suplement and further provided that such two year period shal be reduced by one month for every two months during which he is employed pursuant to this Supplement.

     7. No provision of the Agreement is amended or made ineffective by this Supplement except as explicitly provided herein. All other provision of the Agreement remain in full force and effect including, but not limited to, provisions of the Agreement relating to the Confidentiality Agreement, Severability, Governing Law and Arbitration which are specifically incorporated herein and agreed to be applicable to this Supplement.

Techne Corporation


By __________________________               ___________________
   Thomas E. Oland, President               Roger C. Lucas, Phd.